Exhibit 16.1
[B&W Letterhead]
December 8, 2006
United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, D.C. 20549
Re: Industrial Enterprises of America
Dear Sir or Madam:
We have read Industrial Enterprises of America, Inc.’s statements included under Item 4.01 of its Form 8-K to be filed on December 8, 2006 and we agree with the statements concerning our firm.
Very truly yours,
/s/ Beckstead & Watts, LLP

Beckstead & Watts, LLP